SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOBLE VICI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1772663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

Raffles Place, #33-02

One Raffles Place Tower One

Singapore 048616
(Address of principal executive offices)

Merchant Acquisition Agreement with Frank Chia Kok Meng

Merchant Acquisition Agreement with Lew Chuen Cheah

Merchant Acquisition Agreement with Yang Shang Yue

Consulting Agreement with Sukullayanee Suwunnavid

 (Full title of plans)

Eldee Tang, Chief Executive Officer,

Raffles Place, #33-02, One Raffles Place Tower One, Singapore 048616

(Name and address of agent for service)

+65 6491 7998
(Telephone number, including area code of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Jenny Chen-Drake, Esq.

Chen-Drake Law, PC

8491 Sunset Boulevard, Suite 368

West Hollywood, CA 90069

Telephone: (310) 358-0104

Facsimile: (888) 896-7763

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share (3)	31,480,000	$2.00	$62,960,000	$7,630.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Noble Vici Group, Inc., a Delaware corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average high and low sales price of the Registrant’s common stock as reported on the OTC Pink on March 19, 2019.

(3)	Represents shares of the Company’s common stock to be issued to: (i) Frank Chia Kok Meng, Lew Chuen Cheah and Yang Shang Yue (the “Consultants”) pursuant to consulting contracts between the Company and the Consultants; and (ii) Sukullayanee Suwunnavid (the “Digital Consultant”) pursuant to that certain Consulting Agreement between the Company and the Digital Consultant.

The date of this prospectus is March 19, 2019

EXPLANATORY NOTE

This Registration Statement is being filed by Noble Vici Group, Inc. (the “Company”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register Twenty One Million Four Hundred Eighty Thousand (21,480,000) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), the amount of shares issuable under the Merchant Acquisition Agreement between the Company and the Consultants (each, a “Merchant Acquisition Agreement”, and collectively, the “Merchant Acquisition Agreements”) and Ten Million (10,000,000) shares of Common Stock, the amount of shares issuable under the Consulting Agreement between the Company and the Digital Consultant (the “Consulting Agreement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Plan Information.

The Company will provide the Consultants and the Digital Consultant with documents that contain information related to the Merchant Acquisition Agreements or the Consulting Agreement, as applicable, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

We will provide to the Consultants and the Digital Consultant a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Sin Chi Yip

Raffles Place, #33-02

One Raffles Place Tower One

Singapore 048616

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Noble Vici Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for the purposes of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) except to the extent any statement or information therein is modified, superseded or replaced by a statement or information contained in this document or in any other subsequently filed document incorporated herein by reference:

(a)	The Company’s transition annual report on Form 10-K for the transition period from January 1, 2018 to March 31, 2018, as filed with the Commission on June 12, 2018;
(b)	The Company's current report on Form 8-K, as filed with the Commission on August 8, 2018, and amendment no. 1 to such current report on Form 8-K, as filed with the Commission on August 8, 2018;
(c)	The Company's quarterly report on Form 10-Q, as filed with the Commission on August 20, 2018, and the amendment to such quarterly report on Form 10-Q, as filed with the Commission on August 21, 2018;
(d)	The Company's current report on Form 8-K, as filed with the Commission on September 17, 2018;
(e)	The Company's quarterly report on Form 10-Q, as filed with the Commission on November 19, 2018;
(f)	The Company's current report on Form 8-K, as filed with the Commission on December 6, 2018;
(g)	The Company's quarterly report on Form 10-Q, as filed with the Commission on February 19, 2019, and amendment no. 1 to such quarterly report on Form 10-Q, as filed with the Commission on February 27, 2019;
(h)	The Company's current report on Form 8-K, as filed with the Commission on March 11, 2019; and
(i)	The description of the Company’s common stock contained in the Company's current report on Form 8-K, as filed with the Commission on August 8, 2018.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware.  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

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Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

The Company’s amended and restated certificate of incorporation provides that its directors shall not be liable to it or to its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain limited exceptions.  In addition, the Company’s amended and restated certificate of incorporation provides that it shall be entitled to indemnify its directors and officers to the maximum extent permitted by the laws of the State of Delaware.

The Company intends to enter into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, bylaws and the indemnification agreements to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant expects to carry liability insurance for its directors and officers in the future.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
5.1	Opinion of Chen-Drake Law Group, PC
10.1	Merchant Acquisition Agreement with Frank Chia Kok Meng
10.2	Merchant Acquisition Agreement with Lew Chuen Cheah
10.3	Merchant Acquisition Agreement with Yang Shang Yue
10.4	Consulting Agreement with Sukullayanee Suwunnavid
23.1	Consent of HKCM CPA & Co (Predecessor firm: HKCMCPA Company Limited)
23.2	Consent of Chen-Drake Law Group PC (filed as part of Exhibit 5.1)
24.1	Power of Attorney (included under Signatures and Power of Attorney)

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Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that: paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Singapore on March 19, 2019.

NOBLE VICI GROUP, INC.

By:	/s/ Eldee Wai Chong Tang
Eldee Wai Chong Tang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eldee Tang as his attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eldee Wai Chong Tang	Chief Executive Officer and Director	March 19, 2019
Eldee Wai Chong Tang

/s/Sin Chi Yip	Chief Financial Officer	March 19, 2019
Sin Chi Yip

/s/ Jon Yee Chuan Lim	Chief Operating Officer and Secretary	March 19, 2019
Jon Yee Chuan Lim

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